UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report /Date of earliest event reported:   September 15, 2008

NARROWSTEP INC.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State of Jurisdiction of Incorporation)

333-108632	33-1010941
(Commission File Number)	(I.R.S. Employer Identification No.)

116 VILLAGE BOULEVARD, SUITE 200
PRINCETON, NEW JERSEY 08540
(Address of Principal Executive Offices) (Zip Code)

(609) 945-1760
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

As previously disclosed on a Current Report on Form 8-K filed with the Securities and Exchange Commission on June 3, 2008, Narrowstep Inc., a Delaware corporation (“Narrowstep” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Onstream Media Corporation, a Florida corporation (“Onstream”), Onstream Merger Corp., a newly formed Delaware corporation and a wholly owned subsidiary of Onstream (“Merger Sub”), and W. Austin Lewis IV, as stockholder representative for the Narrowstep stockholders, dated as of May 29, 2008.  Pursuant to the Merger Agreement, Onstream will acquire Narrowstep by means of a merger of Merger Sub with and into Narrowstep (the “Merger”) with Narrowstep continuing as the surviving corporation and a wholly-owned subsidiary of Onstream after the Merger (the “Surviving Corporation”).

As previously disclosed on a Current Report on Form 8-K filed with the Securities and Exchange Commission on August 14, 2008, Narrowstep, Onstream and Merger Sub entered into an amendment to the Merger Agreement (“the First Amendment”) on August 13, 2008.

On September 15, 2008, Narrowstep, Onstream and Merger Sub entered into a second amendment to the Merger Agreement (“the Second Amendment”), dated effective September 12, 2008. Pursuant to the Second Amendment, among other things, the aggregate number of shares of Onstream common stock, par value $0.0001 per share (“Onstream Common Stock”), initially issuable in the Merger in exchange for each outstanding share of Narrowstep common stock, par value $0.000001 per share (“Narrowstep Common Stock”), other than shares held by Onstream and shares held by a subsidiary of Narrowstep (collectively, the “Shares to be Converted”) was amended from 9,100,000 to 8,100,000 shares. There was no change in the potential total share consideration of 20,000,000 shares, including the shares potentially available under the Contingent Value Rights Agreement (the “CVR Agreement”) (9,900,000), and the additional number of shares of Onstream Common Stock (2,000,000) into which the shares of Narrowstep’s Series A Preferred Stock, par value $0.000001 per share (the “Series A Preferred Stock”) will convert at the time of the Merger.

In accordance with the terms of the Second Amendment, the CVR Agreement was revised.  Pursuant to those revisions, among other things, the revenue target for the first revenue measurement time period (the twelve months commencing on the 180th day following the date of closing of the Merger) was reduced from $4,250,000 to $4,000,000, if the Minimum Exchange Ratio (as defined in the Merger Agreement) is used.  The definition of Second Year Revenue Shares was also revised so that if the First Year Revenue is less than $4,000,000, additional shares of Onstream Common Stock might be issuable in respect of Second Year Revenue, but only to the extent that Second Year Revenue, which is for a six month period commencing on the 18th month anniversary of the closing date, exceeds $2,000,000 (50% of the $4,000,000 annual threshold).

In accordance with the terms of the Second Amendment, and notwithstanding anything to the contrary contained in the CVR Agreement, Onstream may require Narrowstep to promptly make certain identified adjustments to its operations and the entity prior to the Effective Time, based solely upon Onstream’s evaluation of certain items identified in the Second Amendment.  In the event that the certain identified adjustments are made prior to the Effective Time as a result of Onstream’s directives, the $4,000,000 thresholds discussed in the previous paragraph will be replaced with $2,000,000, provided that Narrowstep takes all reasonable actions within its power to carry out those directives. In addition, the waiting period of three months after the Effective Date (in the CVR Agreement provision that provides the amounts that the future projected revenues from the Narrowstep business, as determined in good faith by Onstream’s Board of Directors, if not exceeded would allow Onstream to terminate the Narrowstep business) was eliminated, subject to Onstream’s evaluation of certain items identified in the Second Amendment.

The foregoing descriptions of the Amendment and the revisions to the CVR Agreement, which is attached as Exhibit 2.1, are summaries only, do not purport to be complete and are qualified in their entirety by reference to the full text of the agreements as described above which are filed as Exhibits to this report and are incorporated herein by reference.

Item 9.01.           Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1	Second Amendment to the Agreement and Plan of Merger, among Onstream Media Corporation, Onstream Merger Corp. and Narrowstep Inc., dated as September 12, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NARROWSTEP INC.

By:	/s/ David C. McCourt
Name: David C. McCourt
Title: Chairman and Interim Chief Executive Officer

Date:  September 19, 2008